UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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LOCKHEED MARTIN CORPORATION

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Lockheed Martin Corporation
Annual Meeting of Stockholders
April 24, 2014

Commencing March 24, 2014, the following statement may be sent to certain stockholders or used by Lockheed Martin employees to communicate to stockholders about the upcoming annual meeting and Proposal 7 included in the 2014 Proxy Statement dated March 14, 2014. For more information, see our 2014 Proxy Statement. The Proxy Statement and our Annual Report may be viewed online on our website at http://www.lockheedmartin.com/investor.

In response to comments regarding our policy on the clawback of incentive compensation, we are clarifying our intention with regard to disclosure of clawbacks under the policy. As noted in our 2014 Proxy Statement, we believe that efforts to recoup payments from senior level executives likely would be related to actions requiring disclosure under federal securities laws. These circumstances would include termination of employment, financial restatement, or changes in an executive officer’s compensation.

In the event the Board of Directors recoups incentive compensation under our policy, management intends to disclose the aggregate amount of incentive compensation recovered, so long as the underlying event has already been publicly disclosed in our filings with the SEC. This disclosure would appear in the proxy statement following any such Board action and would provide the aggregate amount of recovery for each event if there is more than one applicable event.